VIASPACE GREEN ENERGY INC
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 14th day of May 2010, by and between VIASPACE Green Energy, Inc., a British Virgin Islands company (“Company”), and Stephen Muzi, a resident of the State of California, United States of America (“Executive”). Capitalized terms and phrases shall have the meaning ascribed thereto in this Agreement.

RECITALS

WHEREAS, Company’s board of directors (the “Board”) has determined that it is in Company’s best interest to enter into a written employment agreement with Executive; and

WHEREAS, Executive desires to accept the terms and conditions of this Agreement in exchange for the benefits offered hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT TERMS AND CONDITIONS.

1.1 Employment. Upon and coincident with the Effective Date (as defined below), Company agrees to employ, and Executive hereby accepts employment by Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties.

(a) In General. Executive shall serve as Company’s Chief Financial Officer, Treasurer and Secretary, provided, however, that Company may reassign the duties of Treasurer and Secretary as it may determine in its sole discretion. In his capacity as Company’s Chief Financial Officer, Executive shall report directly to Company’s Chief Executive Officer (the “CEO”). In such capacity, Executive shall perform the duties and responsibilities customarily performed by an individual with such titles and as may otherwise be reasonably assigned to him from time to time by the CEO for the Employment Term (as defined below)(the “Services”). Except as otherwise agreed upon by Company, Executive shall devote all of Executive’s business time, energy and skill to performing the Services, shall not be otherwise employed and shall perform the Services diligently, faithfully and to the best of Executive’s abilities.

(b) Other Activities. Notwithstanding the above, Executive may (i) serve as a director, advisor or trustee of other organizations, (ii) engage in charitable, civic, educational and/or governmental activities, provided that any such services and activities do not materially interfere with Executive’s ability to perform his duties under this Agreement and that Executive obtains written consent for all such activities from Company, which consent will not be unreasonably withheld. Consistent with the foregoing, Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities described under this Section 1.2(b) do not materially interfere with Executive’s performance of the Services or any other of Executive’s written agreements with Company, or (iii) as the Chief Financial Officer and board member of VIASPACE Inc. or any Affiliate thereof.

(c) Compliance with Policies. Subject to the terms of this Agreement, during the Employment Term, Executive shall comply in all material respects with all Company policies and procedures applicable to employees of Company generally and Executive specifically. In connection with and as a condition to this Agreement, Executive and Company shall enter into as of the Effective Date that certain “Statement of Additional Terms and Conditions Relating to Employment Agreement,” substantially in the form attached hereto as Exhibit “A,” which is incorporated herein and made a part hereof (the “Statement”).

1.3 Employment Term. Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive hereby accepts employment with Company, upon the terms set forth in this Agreement, for the period commencing upon and coincident with the 14th day of May 2010 (the “Effective Date”) and ending upon the earlier of:

(a) Expiration Date. That date which coincides with the last day of the later of the Initial Term (as defined below) or the Renewal Term (as defined below), as the case may be (such date shall be referred to as the “Expiration Date”) (For purposes of this Agreement, the phrase “Initial Term” shall mean that period from the Effective Date through and including the second (2nd) anniversary of the Effective Date; and the phrase “Renewal Term” shall mean each consecutive twelve month period immediately following the Initial Term, during which period this Agreement shall automatically renew on the same terms and conditions hereof and without any further act on the part of either party; provided, however, that in no event shall the term of this Agreement be renewed unless agreed to by both Parties in writing prior to the thirtieth (30th) day immediately preceding the last day of the Initial Term; or

(b) Termination Date. The Termination Date (as such phrase is defined in Section 1.5 of this Agreement).

The period from the Effective Date to the earlier to occur of either the Expiration Date or Termination Date shall be hereinafter referred to as the “Employment Term.”

1.4 Compensation and Benefits.

(a) Base Compensation. In consideration of the Services to be rendered to Company by Executive and Executive’s covenants under this Agreement, Company agrees to pay Executive during the Employment Term a salary at the annual rate of no less than One Hundred Eighty Thousand Dollars ($180,000)(the “Base Compensation”), less statutory deductions and withholdings, payable in accordance with Company’s regular payroll practices. Notwithstanding the foregoing, for the first the first consecutive twelve (12) calendar month period from the Effective Date, Executive’s Base Compensation shall be paid by VIASPACE Inc., in the form of VIASPACE common stock as approved by the VIASPACE Board on October 22, 2008. For the remainder of the Employment Term, Executive’s Base Compensation will be paid in cash.

(b) Bonus. In addition to the Base Compensation, during the Employment Term, Executive shall be entitled to such bonuses as may from time to time be determined by the Board (the “Bonus Payments”).

(c) Benefits. Company intends to provide for its employees generally an employee health and welfare benefit plan in which Executive will participate, provided that such plan may be obtained at a reasonable cost as determined by Company’s Board.

(d) Vacation and Personal Leave. Executive shall be entitled to twenty (20) business days paid time off for each twelve (12) consecutive calendar monthly period during the Employment Term, to be taken in accordance with the vacation accrual schedule, if any, and carried over only to the extent set forth or otherwise permitted in Company’s personnel policies or, if any, employee handbook.

(e) Reimbursement of Company Business Expenses. Company shall within ninety (90) days of its receipt from Executive of supporting receipts, to the extent required by applicable income tax regulations and Company’s reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably and actually incurred by Executive in connection with his employment hereunder and consistent with Company policies (the “Business Expenses”). Board approval shall be required for any single expense exceeding $10,000 or for expenses exceeding in the aggregate annually $10,000. Reimbursement of any and all Business Expenses is conditioned on Executive submitting his request to Company for reimbursement and supporting substantiation within thirty (30) days of the date on which any such expenses shall have been incurred.

1.5 Termination of Agreement.

(a) Termination Date. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the first to occur of any of the following, at the time set forth therefore (the “Termination Date”):

(i) Mutual Termination. At any time by the mutual written agreement of Company and Executive;

(ii) Death or Disability. Immediately upon the death of Executive or a determination by Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than ninety (90) consecutive days, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section being referred to herein as termination for “Death or Disability”);

(iii) Voluntary Termination By Executive. Thirty (30) days following Executive’s written notice to Company of his termination of employment; provided, however, that Company may waive all or a portion of such notice period and accelerate the effective date of such termination (termination pursuant to this Subsection being referred to herein as “Voluntary” termination);

(iv) Termination For Cause By Company. Immediately following notice of termination for “Cause” (as defined below)(with such notice describing the Cause with reasonable specificity) given by Company and failure by Executive to Cure (as defined below) if and to the extent Cure is otherwise expressly permitted under this subsection (termination pursuant to this Subsection being referred to herein as termination for “Cause”)(As used herein, “Cause” means (A) termination, at Company’s sole option, immediately and without the right to Cure, based on Executive being named as a target or subject of any grand jury investigation impaneled for, being convicted of or entering a plea of guilty or nolo contendere for any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), (B) any act or omission involving dishonesty or willful misconduct in the discharge of his duties under this Agreement or that otherwise materially injures Company; (C) subject to applicable law, if any, Executive’s substance abuse that in any manner materially interferes with the performance of his duties and Executive’s failure to Cure; (D) Executive’s material breach of this Agreement or any other agreement entered into with Company in connection with Company’s confidential information, trade secrets or other property and Executive’s failure to Cure the same or any other act or omission that constitutes a breach under any agreement entered into by and between Company or any affiliate thereof and a third party; (E) misconduct by Executive that has or could result in Company’s material discredit or diminution in value and Executive’s failure to Cure the same; or (F) chronic absence from work for reasons other than illness or Disability and Executive’s failure to Cure the same.)(For purposes hereof the term “Cure” shall mean that conduct or refrain from conduct that shall be required to remedy within thirty (30) days of any such notice thereof any act or omission on the part of Executive that is the subject of the claim hereunder by Company to terminate Executive for Cause; provided, however, that (I) Executive shall have only one opportunity during the Employment Term to exercise such right to Cure, (II) any such remedial conduct or refrain thereof shall be to Company’s reasonable satisfaction, and (III) Company shall have the right to suspend Executive’s duties under this Agreement during any such period.);

(v) Termination Without Cause By Company. Notwithstanding any other provision in this Agreement to the contrary, including, but not limited to Section 1.3 above, upon and coincident with any delivery by Company of its written notice of Executive’s termination of employment under this Agreement for reasons other than Cause or for no reason; provided, however, that if and to the extent Company determines to provide less than thirty calendar days notice of its intent to terminate Executive (the “Optional Notice Period”), then in such event the Severance Payments (as such phrase is defined below) shall be extended by that number of days that the period between the delivery date of any such notice and the Termination Date is less than such Optional Notice Period. Notwithstanding the foregoing, if Company elects to provide an Optional Notice Period, then at any time during such period, Company may elect to immediately either suspend, with no reduction in pay or benefits, Executive from all or any part of his duties as set forth in this Agreement (including, without limitation, Executive’s position as CFO and his Services relating thereto) or terminate this Agreement in accordance with this subsection (termination pursuant to this Subsection being referred to herein as termination “Without Cause”) or in accordance with any other applicable subsection under this Section 1.5(a) if and to the extent grounds for any such determination should exist; or

(vi) Termination For Good Reason by Executive. Subject to the notice and cure provisions described below, at the election of Executive for Good Reason; provided, however, that any such termination on account of Good Reason shall occur in any event not later than sixty (60) days following the date on which such event is claimed to have occurred by Executive. “Good Reason” shall occur only upon (A) a material diminution in Executive’s authority, duties or responsibility; provided, however, that any assignment or reassignment by Company of Executive’s duties and responsibilities as Treasurer and Secretary shall not constitute a diminution in Executive’s authority, duties or responsibility; (B) any other action or inaction that constitutes a material breach by Company of this Agreement; or (C) a material change in Executive’s Employment Base out of which or from which he is required to perform his services under this Agreement (for purposes of this subsection, a material change shall mean Executive’s Employment Base is relocated more than fifty (50) miles outside of the Employment Base without Executive’s prior written consent; “Employment Base” shall mean Los Angeles County, California). Notwithstanding the foregoing, Executive’s right to terminate this Agreement for Good Reason shall be conditioned upon and may in no event be exercised until and unless Executive shall have provided Company written notice within thirty (30) days of the initial existence of any such condition, upon notice of which Company shall thereafter have thirty (30) days within which it may remedy the condition; provided, further, that in no event shall travel (whether same-day, overnight, extended stay or otherwise) for or on behalf of Company or any Affiliate thereof cause or otherwise constitute a material change in Executive’s Employment Base and Executive shall have no right to terminate this Agreement for Good Reason on account of such travel requirements.

(b) Other Remedies. Termination pursuant to Section 1.5(a)(iv) or 1.5(a)(vi) above shall be in addition to and without prejudice to any other right or remedy to which Company or Executive, respectively, may be entitled at law, in equity or otherwise under this Agreement.

1.6 Payment Upon Separation From Service.

(a) Voluntary Termination, Termination for Cause, or Termination for Death or Disability. In the case of a termination of Executive’s employment by mutual agreement under Section 1.5(a)(i) above, on account of Executive’s Death or Disability under Section 1.5(a)(ii) above, or by Executive’s Voluntary termination under Section 1.5(a)(iii) above, or by Company for Cause in accordance with Section 1.5(a)(iv) above, (i) Company shall pay to Executive (or his estate or guardian, as the case may be) and Executive (or his estate or guardian, as the case may be) shall be entitled to be paid the following as and to the extent the same shall have been earned through the Termination Date: (A) in all such events, Base Compensation earned, but unpaid and any Business Expenses so long as any such reimbursement request shall be submitted not later than ninety (90) days following Executive’s Separation From Service; and (B) in the case of Death or Disability, accrued, but unpaid Bonus Payments; accrued but unused vacation or personal leave days to the extent convertible into cash under Company’s policies; and vested benefits under any employee benefit or stock option plan or agreement; provided, however, that in no event shall Executive be entitled to receive payment of, and Company shall have no obligation to pay, any severance or similar compensation attributable to such termination. Company shall pay all such amounts that are due and payable in cash within thirty (30) days of the Termination Date, subsequent to any such payment, Company’s obligations under this Agreement shall immediately cease.

(b) Termination Without Cause by Company or For Good Reason by Executive.

(i) In General. Except as otherwise provided in Section 1.6, including, without limitation, Section 1.6 (c) and (d) below, in the case of a termination of Executive’s employment that constitutes a Separation from Service (as defined below) during the Initial Term or any Renewal Term hereunder Without Cause in accordance with Section 1.5(a)(v) or for Good Reason by Executive in accordance with Section 1.5(a)(vi) above,

(A) Base Compensation. Company shall pay, and Company shall continue to pay to Executive (or, in the case of Death or Disability following the Termination Date, his estate or guardian, as the case may be) his Base Compensation through the Termination Date and thereafter for the Severance Period (as defined below);

(B) Health Benefits. Subject to the terms and conditions of any existing health and welfare plan adopted by Company, Company shall extend to Executive and Executive shall have the right to continue his and that of his eligible family members’ participation in and coverage under any such plans, with Company having the obligation to either reimburse Executive or pay for the coverage premiums for the duration of the Severance Period if and to the extent it had such an obligation immediately prior to the Termination Date and is otherwise permitted by applicable laws without further or additional expense to Company; provided, however, that if Executive elects to continue his health benefits coverage under COBRA, Company will pay COBRA premiums on behalf of the Executive or reimburse the same to Executive, as determined by Company in its sole discretion, during the Severance Period; except, however, that except as may otherwise be required by applicable law, in no event shall Company have any such obligation under this Subsection if he receives or is entitled to receive equivalent coverage and benefits under the plans and programs of a subsequent employer or an employer of his spouse, in which case Executive shall have an obligation to report to Company the existence of any such offer or coverage, with any such participation and coverage being paid or extended, as the case may be, on the same terms and conditions as was made available immediately prior to his Separation From Service for the Severance Period;

(C) Bonuses. Company shall pay to Executive (or, in the case of Death or Disability following the Termination Date, his estate or guardian, as the case may be) his accrued, but unpaid Bonus Payments;

(D) Expense Reimbursement. Company shall pay within 30 days of the Termination Date to Executive (or, in the case of Death or Disability, his estate or guardian, as the case may be) his unreimbursed Business Expenses pursuant to Section 1.4(e) hereof incurred by Executive as of the Termination Date;

(E) Equity Compensation. Except as may otherwise be expressly stated to the contrary in any applicable agreement or stock option plan, all unvested stock options, restricted stock or other equity-based awards held by Executive shall immediately vest; and

(F) Definitions. For purposes of this Agreement, the following phrases shall have the meaning ascribed thereto:

(I) “Severance Period” shall mean that period beginning on Executive’s Separation From Service and ending upon the date on which the Expiration Date would have otherwise occurred but for the Termination Date; and

(II) “Severance Payment” shall mean the Base Compensation and such other compensation for which Company has an obligation under this Agreement to pay during the Severance Period and that is otherwise constitutes a severance payment within the meaning of Code Section 409A.

(ii) Timing of Severance Payments.

(A) In General. Except as otherwise provided in this Section 1.6, any such Severance Payments (as defined below) shall be payable in accordance with Company’s normal payroll practices and subject to the tax withholding specified in Section 1.4(a) above, as full, final and complete satisfaction of such obligations under this Agreement; provided, however, that Executive shall have no further claims against Company for any further compensation whatsoever, other than the payment of unreimbursed Business Expenses and the continuation of any employee welfare benefits as may be and to the extent required by law.

(B) Severance Payments to Specified Employees. Notwithstanding any other provision in this Agreement to the contrary, if Executive is considered a “Specified Employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) as of the date of any Separation From Service, then any payment under this Agreement that would otherwise be permitted under Treas. Reg. Section 1.409A-3(a)(1) may not be made to Executive before the date that is six (6) months after the date of Executive’s Separation From Service with Company or, if earlier than the end of such six month period, Executive’s date of death. Company shall have the discretion to elect whether to accumulate the amount to which Executive would otherwise be entitled to be paid under this Section but for his classification as a Specified Employee and pay such amount in a lump sum as of the first day of the seventh (7th) month following the Separation From Service or if each payment to which Executive would be otherwise entitled upon a Separation From Service is delayed by six months. The amount of any such Severance Payment that is deferred under this subsection shall accrue interest at the rate of eight percent (8%) until the same shall have been paid in full.

(c) Payments Conditioned on Release of Claims. Unless it otherwise elects to waive any such condition precedent, Company’s obligation to pay Executive with the Severance Payment, pay the bonuses, continue the health benefits or vest the equity compensation as set forth in Sections 1.6(b)(i)(A), (B), (C) or (E), respectively (collectively, the Contingent Payments”), is contingent upon Executive’s and Company’s execution of that certain Form of Release, a copy of which is attached hereto and marked as Exhibit “B” (the “Release”). If Executive fails to sign the Release within twenty-one (21) days of receipt of notice of termination pursuant to Section 1.5, or subsequently rescinds the Release, Executive shall not be entitled to the Contingent Payments.

(d) WARN Act Offset. In the event that Executive’s termination Without Cause in accordance with Section 1.5 above is covered by the Worker Adjustment Retraining Notification Act or any law enacted by a state of the United States of America having a similar purpose (the “WARN Acts”) at the time of Executive’s termination, or is deemed to be covered by a WARN Act retrospectively within 90 days after Executive’s termination, the amount of any Severance Payment or benefit continuation Executive is entitled to receive pursuant to Section 1.6 shall be reduced by an amount equal to any payments Company is required to provide Executive under any WARN Act or by the amount of pay Executive receives during any portion of a WARN Act’s notice period where Executive does not perform any work for Company.

2. EXECUTIVE’S REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants to Company that (a) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (b) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (b) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

3.	MISCELLANEOUS.

3.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Executive, to:

Stephen Muzi

c/o VIASPACE Inc.

2102 Business Center Dr., Suite 130

Irvine, CA 92612

Fax: (626) 578-9063

If to Company, to the Board at the following address:

VIASPACE Green Energy, Inc.

121 Bells Ferry Lane

Marietta, Georgia 30066

Attn: Board of Directors

With copy to:

Frank McDaniel, Esq.

McDaniel Law Group, PC

PO Box 681235

Marietta, Georgia 30068-0021

All such notices, requests and other communications will (a) if delivered personally to the addresses as provided in this Section be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the addresses as provided in this Section be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

3.2 Authorization to be Employed. This Agreement, and Executive’s employment hereunder, is subject to Executive providing Company with legally required proof of Executive’s authorization to be employed in the United States of America.

3.3 Entire Agreement. This Agreement, together with the Statement (both of which being entered into by and between Company and Executive of even date herewith), supersedes any and all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect thereto.

3.4 Survival. The parties hereby acknowledge and agree that, notwithstanding any provision of this Agreement to the contrary, their respective obligations pursuant to Sections 1.6 2, 3 and the Statement shall survive the termination of this Agreement, the Employment Term and/or the Executive’s employment with Company.

3.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

3.6 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

3.7 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

3.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

3.9 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of Company. Company may assign this agreement to a controlled subsidiary (as such term is defined under the final regulations promulgated pursuant to Internal Revenue Code Section 409A). Executive shall not be entitled to assign his obligations under this Agreement.

3.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

3.11 Severability. Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

3.12 Governing Law and Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING EMPLOYMENT AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR MATTERS RELATED HERETO.

3.13 Jurisdiction. The parties hereby consent to the personal jurisdiction and venue of any court physically located within the County of Cobb, State of Georgia, United States of America, in connection with any legal or equitable action between the parties arising out of or in connection with this Agreement.

3.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.15 Opportunity to Obtain Counsel. In connection with the preparation of this Agreement, Executive acknowledges and agrees that: (a) this Agreement was prepared by legal counsel to Company (the “Law Firm”) solely on behalf of Company and not on behalf of Executive; (b) Executive has been advised that his interests may be opposed to the interests of Company and, accordingly, the Law Firm’s representation of Company in the preparation of this Agreement may not be in the best interests of Executive; and (c) Executive has been advised to retain separate legal counsel. Executive warrants and agrees that he has had a reasonable opportunity to obtain independent legal counsel with regard to the terms and conditions of this Agreement, to include, without limitation, advice regarding compliance with Code Section 409A, for which Executive makes no reliance on Company or Law Firm, and has read and fully understands the terms and conditions of this Agreement. If Executive elects not to consult with any such counsel, he has done so freely and of his own volition. By signing this Agreement, Executive is affirming that he has freely and of Executive’s own volition acknowledged and agreed to all terms and conditions contained in this Agreement.

3.16 Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.

3.17 Code Section 409A. Notwithstanding anything to the contrary contained herein, this Agreement is intended to, but no assurance is made by Company or Law Firm that the provisions hereof, satisfy the requirements of Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A. Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. All references to “Separation From Service” contained in this Agreement shall mean “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

COMPANY

VIASPACE Green Energy, Inc.

Signature:

Printed Name: Sung H. Chang

Title: President
EXECUTIVE
Signature:

Printed Name: Stephen Muzi

VIASPACE, Inc. hereby agrees to (b) pay Executive the compensation described in the second sentence of Section 1.4(a) of this Agreement by issuing to Executive shares of VIASPACE common shares having a value required to satisfy such obligation; and (b) be subject to the terms and conditions of Section 3 of this Agreement as a party hereto, including, without limitation, Sections 3.12 and 3.13.

AGREED AND ACKNOWLEDGED:

VIASPACE, Inc.

By:
Name:
Title:

Exhibit “A”

VIASPACE GREEN ENERGY, INC.

STATEMENT
OF ADDITIONAL TERMS AND CONDITIONS
RELATING TO EMPLOYMENT AGREEMENT

THIS STATEMENT OF ADDITIONAL STANDARD TERMS AND CONDITIONS RELATING TO EMPLOYMENT AGREEMENT (the “Agreement”) is made a part of and incorporated into that certain Employment Agreement made and entered into of even date herewith by and between VIASPACE Green Energy, Inc., a British Virgin Island company (“Company”), and Stephen Muzi, a resident of the State of California, United States of America (“Executive”)(the “Employment Agreement”). Except as otherwise defined herein, all capitalized terms and phrases shall have the meaning ascribed thereto in the Employment Agreement. Company and Executive are sometimes collectively referred to in this Agreement as the “Parties.”

VIASPACE GREEN ENERGY, INC.

Authorized Signature:
Printed Name: Sung H. Chang
Position: Authorized Officer

EXECUTIVE	Address:
Signature: Printed Name: Stephen Muzi	— —

Telephone No.:
Facsimile No.:

TERMS AND CONDITIONS

In consideration of the benefits each Party receives as a result of and under the Employment Agreement and relationship created thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by this Agreement, hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms and phrases shall have the meaning ascribed thereto:

“Affiliate” means, with respect to a particular party, a person, directly or indirectly, whether before, as of or following the Effective Date, that controls, is controlled by or is under common control with such party. For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of more than 50% of the outstanding voting stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the corresponding managing authority); provided, however, that in any country where the local law shall not permit foreign equity participation of more than 50%, then an “Affiliate,” as to Licensee shall further include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law or otherwise exercises control over the management of such company.

“Company Products” shall mean any and all (i) Developments made, conceived or created by Executive and relating to the Restricted Business during the term of this Agreement and (ii) Work Products.

“Confidential Information” shall mean any and all proprietary and confidential technical and nontechnical data, information, agreements, documents or other property of Company or any Affiliate thereof, other than “Trade Secrets,” and Proprietary Rights thereto, which is of tangible or intangible value to Company or any Affiliate thereof and is not public information or is not generally known or available to Company’s competitors, but is known only to Company or its Affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, all business methods, practices and concepts; business and financial information and records, including, without limitation, accounting records, tax returns, financial statements, projections, forecasts or other budgets, other financial data or plans, business plans and strategies; product plans, customer lists and other customer-related information; vendor or supplier lists and other vendor or supplier-related information; computer or data base files; passwords or other access codes; software programs, language, algorithms, codes or “fingerprints”; reports; analyses; notes; interpretations; formulae, processes, technology, inventions, patents, and the Proprietary Rights thereto; the terms of this Agreement and any other agreement between the Parties; Company Products and Moral Rights.

“Developments” shall mean any ideas, concepts, invention, modification, discovery, design, development, improvement, process, work of authorship, algorithm, documentation, formula, data, technique, know-how, source code and object code and other computer codes and software programs, technology, research, know-how and other Intellectual Property any and all Proprietary Rights therein or thereto (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection); provided, however, that in no event shall the term “Developments” include the Excluded Property.

“Excluded Property” shall mean those items of personal property either owned by Executive or to which Executive has exclusive rights and listed on Schedule “1,” entitled “Excluded Property,” which is attached hereto and made a part hereof.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, show-how, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Moral Rights” shall mean all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral rights,” or the like.

“Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

“Proprietary Rights” shall mean all patent rights, copyrights, sui generis rights, trade secrets, mask work rights, and other Intellectual Property rights throughout the world.

“Restricted Business” shall mean any endeavors, directly or indirectly, in the (a) relating to the use of grasses as a source of or for fuel or energy; or (b) the use of art or frames relating thereto; or (c) any other effort or enterprise undertaken by Company or any Affiliate thereof and approved by the Board during the Employment Term; and (d) any other activity, effort or enterprise relating thereto, including, without limitation, development, research, making, manufacturing, marketing, promotion, license, sale, buying, importation, exportation, or other commercialization efforts or the licensing or sublicensing of any such activities, efforts or enterprises.

“Trade Secrets” shall mean information, including, but not limited to, any and all Intellectual Property, Developments, Work Product and any and all other Confidential Information and Proprietary Rights thereto, of Company or any Affiliate thereof that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (to the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law).

“Work Product” shall mean all of Executive’s right, title, and interest in and to any and all Developments (and all Proprietary Rights with respect thereto), whether or not patentable or registerable under copyright or similar statutes, that was or is developed, made, conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the period of Executive’s employment or within twelve (12) months following the Termination Date.

2. Restrictive Covenants.

(a) Nondisclosure. Executive acknowledges that he may be exposed to certain Confidential Information and Trade Secrets and the Proprietary Rights thereto during the Employment Term, and his unauthorized use or disclosure of such information, data or rights could cause immediate and irreparable harm to Company. Accordingly, except to the extent that he is required to use such property, information, technology or data to perform his obligations as an employee of Company, Executive agrees that he shall not (and shall take full responsibility for ensuring that none of his agents), without the express and duly authorized written consent of Company, redistribute, market, publish, disclose or divulge to any other Person, or use or modify for use, directly or indirectly in any way for any Person (i) any of Company’ Confidential Information and Proprietary Rights thereto during his Employment Term and for a period of three (3) years immediately thereafter; and (ii) any of Company’ Trade Secrets and Proprietary Rights thereto at any time during which such information shall constitute a Trade Secret (whether before, during or after termination of the Employment Term).

(b) Exception to Confidentiality Obligation. The confidentiality obligations hereunder shall not apply to information that can be demonstrated by Executive to:

(i) have been developed independently by or known to Executive prior to his first having become employed with Company, whether or not under this Agreement, and not otherwise assigned, transferred or otherwise conveyed to Company under this Agreement or any other agreement;

(ii) not have been acquired, directly or indirectly, by Executive from the Company or from a third party under an obligation of confidence and limited use;

(iii) have been rightfully received by Executive in accordance with this Agreement after disclosure to Company from a third party who did not require Executive to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the Company under a continuing obligation of confidence;

(iv) have been in the public domain as of the date of this Agreement, or comes into the public domain during the term of this Agreement through no fault of Executive; or

(v) to be required to be disclosed by a governmental or other regulatory body or by action of law.

(c) Limitation on Solicitation of Customers and Personnel. During the Employment Term and for a period of two (2) years immediately thereafter, Executive shall not, directly or indirectly, alone or in conjunction with any other Person, (i) solicit any actual or actively sought prospective client or customer of Company with whom or which Executive had material contact during the Employment Term or with respect to whom or which Executive was provided Confidential Information by Company during the Employment Term (an “Company Customer”) for the purpose of providing such Company Customer products or services that are substantially similar to or competitive with the Restricted Business, (ii) solicit any employee, other personnel or independent contractor of Company (a “Protected Person”) for the purpose of encouraging such Protected Person to sever an employment, contractual or other relationship with Company or (iii) hire or otherwise retain a Protected Person to perform services of a nature substantially similar to that which such Protected Person performed for Company within a one (1) year period prior to any such hiring or engagement.

(d) Refrain from Competitive Activities. During the Employment Term and for a period terminating two years after termination of employment, Executive, without Company’s prior written permission, shall not for any reason whatsoever, (i) enter into the employment of or render or perform any services, directly or indirectly, to any individual or other person, firm or corporation engaged in the Restricted Business; or (ii) engage, directly or indirectly, in the Restricted Business, whether as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

3. Assignment of Company Products.

(a) Company owns and shall own and Executive hereby agrees to assign and assigns to Company any and all Company Products, to the fullest extent allowable by law, and Executive shall promptly disclose such Company Property to Company. If Executive uses or discloses its own or any third party’s confidential information or Intellectual Property when acting within the scope of its employment or engagement or otherwise on behalf of Company, Company will have and Executive hereby grants Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and Intellectual Property rights.

(b) Executive further acknowledges that all original works of authorship that are made by him (solely or jointly with others) during the term of Executive’s employment or engagement with Company and that are within the scope of is employment or engagement and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).

(c) To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action with respect to such Moral Rights by or authorized by Company and specifically grants to Company the right to alter such Company Products. Executive will confirm any such waivers and consents from time to time as requested by Company.

4. Enforcement of Proprietary Rights.

(a) Executive will assist Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Products in any and all countries. To that end, Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify, and deliver assignments of such Proprietary Rights to Company or its designee. Executive’s obligation to assist Company with respect to Proprietary Rights relating to such Company Products in any and all countries shall continue beyond the termination of Executive’s employment or engagement, but Company shall compensate Executive at a reasonable rate after termination of its employment or engagement for the time actually spent by Executive at Company’s request on such assistance.

(b) In the event Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, coupled with an interest, to act for and on its behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

5. No Conflicting Obligation. Executive represents that its performance of all the terms of this Agreement and as an employee or consultant of Company does not and will not breach any agreement between it and any other employer, person or entity. Executive has not entered into, and it agrees it will not enter into, any agreement either written or oral in conflict herewith. Executive shall, during the term of its employment or engagement, diligently promote the interests of Company. Executive shall serve Company to the best of its ability, faithfully, honestly, diligently and efficiently.

6. Return of Company Documents. When Executive’s employment with or engagement by Company ceases for any reason (or no reason), Executive will promptly deliver to Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material (and regardless of whether any of the foregoing is kept in physical or electronic form) containing or disclosing any Confidential Information and Trade Secrets, including, without limitation, Company Products and Proprietary Rights relating thereto of Company. Executive further agrees that any property situated on Company’ premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7. Acknowledgment. Executive acknowledges and agrees that the covenants set forth in this Agreement are reasonable given Company’ need to protect its Trade Secrets and Confidential Information, particularly given the complexity and competitive nature of the technology industry, and that Executive has sufficient resources to find alternative, commensurate employment in his respective fields of expertise that would not violate this Agreement.

8. Remedies; Damages, Injunctions and Specific Performance. It is expressly understood and agreed that the covenants, agreements and services to be rendered and performed by Executive under this Agreement shall survive any termination or expiration of this Agreement, whether voluntary or involuntary, with or without cause, and are special, unique, and of an extraordinary character. In the event of any default, breach or threatened breach by Executive of this Agreement, Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity, including, without limitation: (a) damages for any breach of this Agreement; (b) an order for the specific performance hereof by Executive; or (c) an order enjoining Executive from breaching such provisions, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

9. Tolling. Executive hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Executive is not enjoined (either temporarily or permanently) from breaching any of the restraints set forth in this Agreement, then if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

10. Ancillary Agreement. This Agreement shall be construed as an agreement ancillary to that certain Employment Agreement entered into of even date herewith and by and among Company, and Executive (to which this Agreement is attached as Exhibit A (the “Employment Agreement”), and the existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of this Agreement.

11. Binding Effect and Assignability. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any affiliate, successor or assign of or to the business of Company. Neither this Agreement nor any rights or obligations of Executive shall be transferable or assignable by Executive without Company’s prior written consent, and any attempted transfer or assignment hereof by Executive not in accordance herewith shall be null and void.

12. Severability. All Sections, subsections, paragraphs, terms and provisions of this Agreement are severable, and the unenforceability or invalidity of any of the terms, provisions, Sections, subsections or paragraphs of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, Sections, subsections or paragraphs of this Agreement, but such remaining terms, provisions, Sections, subsections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties.

13. Captions and Counterparts. The Section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

14. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served or if telecopied (if telecopied on a business day and during business hours at the place of receipt and if receipt is confirmed) or three (3) days after mailed if mailed by reputable international overnight delivery service, postage prepaid and in any event addressed to the address set forth in the signature clause to this Agreement or to such other address as shall be designated by written notice issued pursuant hereto.

15. Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

16. Waiver. The waiver by any party to this Agreement of a default or breach of any Section, subsection or provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent default or breach of the same or of a different Section, subsection or provision by any party hereto.

17. Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING EMPLOYMENT AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR MATTERS RELATED HERETO.

18. Entire Agreement. This Agreement, together with the Employment Agreement to which this Agreement is attached as Exhibit A and entered into between the Company, and Executive, contains the complete agreement concerning the employment arrangement between Company and Executive as of the date hereof.

19. Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.

EXHIBIT B
MUTUAL RELEASE AGREEMENT
IN CONNECTION WITH TERMINATION
OF EMPLOYMENT [WITHOUT CAUSE]
[FOR GOOD REASON]

THIS MUTUAL RELEASE AGEEMENT IN CONNECTION WITH TERMINATION OF EMPLOYMENT [WITHOUT CAUSE][FOR GOOD REASON] (the “Release”) is made and entered into as of the        day of        200       (the “Effective Date”), by and between       , a resident of the State of [      ] (“Executive”) and       , Inc., (“Company”), a        corporation. Unless otherwise defined herein, capitalized terms and phrases shall have the meaning ascribed thereto in the Employment Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Executive and Company entered into that certain Executive Employment Agreement dated as of the        day of        20       (together with the Statement, the “Employment Agreement”);

WHEREAS, [Company][Executive] has determined to terminate the Employment Agreement and Executive’s employment thereunder [without Cause][for Good Reason] (the “Termination”);

WHEREAS, following the Termination Date, Executive is entitled to be paid the Severance Payment, but only upon and following his execution of this Release; and

WHEREAS, based on the foregoing, Company has prepared this Release for Executive’s review and execution, subsequent to which and upon and all terms and conditions hereof becoming effective, Executive will thereafter become entitled to be paid the Severance Payments as and to the extent the same are provided under the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Severance Payments. Subject to and conditioned upon this Release becoming fully effective in all respects following the Termination Date, Company shall pay to Executive the Contingent Payments as and to the extent the same are provided under the Employment Agreement. Notwithstanding any provision of this Release to the contrary, in no event shall this Release have any effect on (a) D&O Claims (as defined below) to or on which Executive may be entitled to rely; (b) Claims (as defined below) against Executive for breach of fiduciary duty to Company or any Affiliate thereof, act or omission constituting gross negligence, fraud or violation of any applicable rule, regulation or law, or which Executive is not otherwise entitled to indemnification under either the governing documents for Company or any Affiliate thereof or applicable law; or (c) either party’s Claims based on acts or omissions occurring after the date hereof in breach of the Statement or any term or condition of the Employment Agreement if such term or condition survived the Termination of such Employment Agreement, with the Statement and such surviving terms and conditions of the Employment Agreement continuing to be enforceable against the parties thereto for the applicable period of limitations; ; or (c) Claims based on or arising under the Security Documents as defined under that certain Secured Promissory Note issued in favor of Sung H. Chang as of the        day of May 2010.

2. Executive Releases, Waiver, and Covenant Not to Sue.

(a) Release. Except as otherwise provided in Section 1, of this Release, as of and coincident with the Effective Date, Executive hereby and forever releases and discharges Company and Company’s shareholders, officers, directors, affiliates, agents, successors, assigns and insurers (collectively, the “Company Released Parties”) from any and all Claims (other than D&O Claims) he has or may have from the beginning of time to the Effective Date, including, without limitation, any and all Claims arising under or relating to his Employment Agreement, Stock Option Agreement or any termination thereof or rights thereunder or to any other compensatory-related Claims (the “Executive Claims”). The foregoing release shall constitute a complete and general release of all such Executive Claims, a waiver of such Claims and a covenant not to sue thereon, and Executive shall be deemed to have fully, finally, and forever settled, discharged, released, waived, and abandoned any and all Executive Claims he had, may have had, has or may have, and the foregoing release shall in all respects and in any event and in all cases be deemed to release each of the Company Released Parties from any injury, damage, liability, responsibility, or obligation Executive may have suffered with respect to the Executive Claims.

[COMPANY SHALL HAVE THE RIGHT TO MAKE SUCH CHANGES TO THIS FORM OF RELEASE AS MAY BE NECESSARY AT THE TIME OF ITS EXECUTION TO CONFORM THE OBJECTIVES OF THIS RELEASE TO APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, THE LAWS OF ANY STATE OF THE UNITED STATES (E.G., RELATING TO THE RELEASE OF UNKNOWN OR CONTINGENT CLAIMS), THE FEDERAL LAWS OF THE UNITED STATES (E.G., RELATING TO THE RELEASE OF CLAIMS UNDER ADEA) OR THE BRITISH VIRGIN ISLANDS]

(b) Definition. For purposes of this Release, the following terms and phrases shall have the meaning ascribed thereto:

(i) “Claim” shall mean any and all causes of action, actions, affirmative defenses, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of every kind and character, whether known or unknown, suspected or unsuspected, existing or prospective, from the beginning of time through and including the Termination Date, including, without limitation, any and all claims, including claims based on, arising under or otherwise relating to the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Act, all other federal or state statutes regulating military service leaves, and all amendments thereof or any other relevant or potentially applicable state and federal statutes; past wages or salaries, emotional distress, personal injuries or damages, disability insurance or other benefits (except vested retirement benefits), violation of any express or implied agreement, written or verbal, and any common law duty, including claims for attorney fees.

(ii) “D&O Claims” means any Claims Executive may be entitled to assert, on which Executive may rely or to which Executive may be entitled for or on account of which relate to his having served Company or any Affiliate thereof as a director, officer or employee, as the case may be, whether any such Claim arises under a written agreement, the articles or certificate of incorporation, bylaws or any other governing document, applicable law or otherwise, including, without limitation, any and all rights to indemnification or policies of insurance policy that are intended for the protection or defend of persons acting in any such capacity.

(c) No Admission. Executive acknowledges that this Release reflects the settlement of the Executive Claims that are denied and contested, and agrees that the settlement reflected by this Release shall not be construed as an admission of liability, guilt or innocence of Company.

(d) Covenant Not to Sue. Executive agrees that he will never institute any action for suit-at-law or action against all or any one of the Company Released Parties, nor institute, prosecute, or in any way aid in the institution or prosecution of any Executive Claim for damages, costs, loss of services, expenses, or compensation for or on account of any damage, loss or injury, either to person or property or both, whether developed or undeveloped, resulting to or to result, known or unknown, past, present, or future, arising out of any Executive Claim that is, is to be or has been released under Release.

3. Company Releases, Waiver and Covenant Not to Sue.

(a) Release. Except as otherwise provided in Section 1, of this Release, as of and coincident with the Effective Date, Company hereby and forever releases and discharges Executive from any and all Claims it has or may have from the beginning of time to the Effective Date, including, without limitation, any and all Claims arising under or relating to Executive’s Employment Agreement, Stock Option Agreement or any termination thereof or rights thereunder or to any other compensatory-related Claims (the “Employment-Related Claims”). The foregoing release shall constitute a complete and general release of all such Employment-Related Claims, a waiver of such Claims and a covenant not to sue thereon, and Company shall be deemed to have fully, finally, and forever settled, discharged, released, waived, and abandoned any and all Employment-Related Claims it had, may have had, has or may have, and the foregoing release shall in all respects and in any event and in all cases be deemed to release each of the Executive Released Parties from any injury, damage, liability, responsibility, or obligation Company may have suffered with respect to the Employment-Related Claims.

(b) No Admission. Company acknowledges that this Release reflects the settlement of the Employment-Related Claims that are denied and contested, and agrees that the settlement reflected by this Release shall not be construed as an admission of liability, guilt or innocence of Executive.

(c) Covenant Not to Sue. Company agrees that it will never institute any action for suit-at-law or action against all or any one of the Executive Released Parties, nor institute, prosecute, or in any way aid in the institution or prosecution of any Employment-Related Claim for damages, costs, loss of services, expenses, or compensation for or on account of any damage, loss or injury, either to person or property or both, whether developed or undeveloped, resulting to or to result, known or unknown, past, present, or future, arising out of any Employment-Related Claim that is, is to be or has been released under Release.

4.	Executive’s Acknowledgements, Representations and Warranties. In executing this Release, Executive acknowledges, represents and warrants the following:

(a) He was encouraged by Company to consult with an attorney or other advisor of his choosing regarding the terms and conditions of this Release, and he has either consulted with an attorney regarding this Release or has intentionally chosen not to exercise his right to consult with an attorney;

(b) He may revoke this Release at any time within seven consecutive calendar (7) days of the Effective Date, by delivering to Company’s Chief Executive Officer written notice of such revocation; but that Company shall have no obligation whatsoever to pay the Severance Payments until both Executive shall have delivered a fully executed copy of this Release and such seven (7) day revocation period shall have lapsed without Executive having exercised such revocation right;

(c) He has been provided a period of twenty-one (21) days in which to review this Release prior to signing;

(d) He has read and understands each of the terms and conditions of this Release;

(e) His actions are voluntary and free from coercion or duress by Company or any of its representatives; and

(f) He is not in breach and has engaged at no time prior to the Termination Date in any act or omission that might otherwise constitute a breach of the Employment Agreement or any other agreement referenced therein.

5. Non-Admission of Liability. By execution of this Release, each party specifically denies any wrongdoing as to the other party, and specifically disclaims any violation of any law, contract, public policy, or the commission of any tort.

6. Non-disparagement. The parties mutually agree that neither will disparage nor denigrate the other or the others reputation, name or goodwill in any communication, verbal or written, with any third-party, either during or after Executive’s employment with Company.

7. Breach/Tender of Proceeds. Should Executive violate or breach any term or condition of this Release or the Employment Agreement and thereafter fail to cure any such default in accordance with the terms thereof, Company’s obligation to pay the Severance Payments shall terminate upon and coincident therewith, and Executive shall have no further rights to any such payments thereafter. In the event Executive attempts to challenge the enforceability of this Release, Executive must, as a precondition to bringing such challenge, tender to Company all monies and other tangible consideration received by him pursuant to this Release, plus interest, and request Company to retain such consideration and agree to cancel this Release. In the event Company does not accede to any such request to cancel this Release, Company shall so notify Executive and place such consideration thereafter in an interest-bearing escrow account pending resolution of any issue over this Release’s enforceability.

8. Applicable Law. Unless expressly stated in this Release, the terms and conditions of the Employment Agreement shall govern this Release as to matters of involving the handling of any interpretation or disputes between the parties.

9. Entire Agreement. This Release and Employment Agreement, which agreement (except for those provisions that survive) is terminated as of the Termination Date, contains the entire understanding of the parties with respect to the matters set forth herein, and supersedes all previous verbal and written agreements between them; provided that, for the avoidance of doubt, the terms of this Release shall not modify the terms of the Employment Agreement unless specifically set forth in Release. The terms and conditions of this Release and Employment Agreement cannot be modified except in a subsequent writing agreed to and signed by Executive and the Chief Executive Officer of Company.

10. Counterparts. This Release may be executed in counterparts, each of which, when executed, shall be an original, and all of which together shall constitute one and the same agreement. The signatories may execute this Release by facsimile counterparts, and a legible facsimile of a signature shall be as effective as an original signature.

11. Assignment. This Release may not be assigned by either party without the written prior consent of the other party, which consent shall not be unreasonably withheld, delayed, denied or conditioned.

IN WITNESS WHEREOF, the parties have signed this Release on the dates written below.

ON BEHALF OF COMPANY:	EXECUTIVE:
, Inc.

Name: [      ] [      ], individually
Title: Chief Executive Officer

VIASPACE GREEN ENERGY, INC.

STATEMENT
OF ADDITIONAL TERMS AND CONDITIONS
RELATING TO EMPLOYMENT AGREEMENT

THIS STATEMENT OF ADDITIONAL STANDARD TERMS AND CONDITIONS RELATING TO EMPLOYMENT AGREEMENT (the “Agreement”) is made a part of and incorporated into that certain Employment Agreement made and entered into of even date herewith by and between VIASPACE Green Energy, Inc., a British Virgin Island company (“Company”), and Carl Kukkonen, a resident of the State of California, United States of America (“Executive”)(the “Employment Agreement”). Except as otherwise defined herein, all capitalized terms and phrases shall have the meaning ascribed thereto in the Employment Agreement. Company and Executive are sometimes collectively referred to in this Agreement as the “Parties.”

VIASPACE GREEN ENERGY, INC.

Authorized Signature:
Printed Name: Sung H. Chang
Position: Authorized Officer

EXECUTIVE	Address:
Signature: Printed Name: Carl Kukkonen	— 33841 Mercator Isle Dana Point CA 92629 Telephone No.: 626-695-9250 Facsimile No.: 949-248-2711

TERMS AND CONDITIONS

In consideration of the benefits each Party receives as a result of and under the Employment Agreement and relationship created thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by this Agreement, hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms and phrases shall have the meaning ascribed thereto:

“Affiliate” means, with respect to a particular party, a person, directly or indirectly, whether before, as of or following the Effective Date, that controls, is controlled by or is under common control with such party. For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of more than 50% of the outstanding voting stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the corresponding managing authority); provided, however, that in any country where the local law shall not permit foreign equity participation of more than 50%, then an “Affiliate,” as to Licensee shall further include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law or otherwise exercises control over the management of such company.

“Company Products” shall mean any and all (i) Developments made, conceived or created by Executive and relating to the Restricted Business during the term of this Agreement and (ii) Work Products.

“Confidential Information” shall mean any and all proprietary and confidential technical and nontechnical data, information, agreements, documents or other property of Company or any Affiliate thereof, other than “Trade Secrets,” and Proprietary Rights thereto, which is of tangible or intangible value to Company or any Affiliate thereof and is not public information or is not generally known or available to Company’s competitors, but is known only to Company or its Affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, all business methods, practices and concepts; business and financial information and records, including, without limitation, accounting records, tax returns, financial statements, projections, forecasts or other budgets, other financial data or plans, business plans and strategies; product plans, customer lists and other customer-related information; vendor or supplier lists and other vendor or supplier-related information; computer or data base files; passwords or other access codes; software programs, language, algorithms, codes or “fingerprints”; reports; analyses; notes; interpretations; formulae, processes, technology, inventions, patents, and the Proprietary Rights thereto; the terms of this Agreement and any other agreement between the Parties; Company Products and Moral Rights.

“Developments” shall mean any ideas, concepts, invention, modification, discovery, design, development, improvement, process, work of authorship, algorithm, documentation, formula, data, technique, know-how, source code and object code and other computer codes and software programs, technology, research, know-how and other Intellectual Property any and all Proprietary Rights therein or thereto (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection); provided, however, that in no event shall the term “Developments” include the Excluded Property.

“Excluded Property” shall mean those items of personal property either owned by Executive or to which Executive has exclusive rights and listed on Schedule “1,” entitled “Excluded Property,” which is attached hereto and made a part hereof.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, show-how, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Moral Rights” shall mean all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral rights,” or the like.

“Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

“Proprietary Rights” shall mean all patent rights, copyrights, sui generis rights, trade secrets, mask work rights, and other Intellectual Property rights throughout the world.

“Restricted Business” shall mean any endeavors, directly or indirectly, in the (a) relating to the use of grasses as a source of or for fuel or energy; or (b) the use of art or frames relating thereto; or (c) any other effort or enterprise undertaken by Company or any Affiliate thereof and approved by the Board during the Employment Term; and (d) any other activity, effort or enterprise relating thereto, including, without limitation, development, research, making, manufacturing, marketing, promotion, license, sale, buying, importation, exportation, or other commercialization efforts or the licensing or sublicensing of any such activities, efforts or enterprises.

“Trade Secrets” shall mean information, including, but not limited to, any and all Intellectual Property, Developments, Work Product and any and all other Confidential Information and Proprietary Rights thereto, of Company or any Affiliate thereof that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (to the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law).

“Work Product” shall mean all of Executive’s right, title, and interest in and to any and all Developments (and all Proprietary Rights with respect thereto), whether or not patentable or registerable under copyright or similar statutes, that was or is developed, made, conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the period of Executive’s employment or within twelve (12) months following the Termination Date.

2. Restrictive Covenants.

(b) Nondisclosure. Executive acknowledges that he may be exposed to certain Confidential Information and Trade Secrets and the Proprietary Rights thereto during the Employment Term, and his unauthorized use or disclosure of such information, data or rights could cause immediate and irreparable harm to Company. Accordingly, except to the extent that he is required to use such property, information, technology or data to perform his obligations as an employee of Company, Executive agrees that he shall not (and shall take full responsibility for ensuring that none of his agents), without the express and duly authorized written consent of Company, redistribute, market, publish, disclose or divulge to any other Person, or use or modify for use, directly or indirectly in any way for any Person (i) any of Company’ Confidential Information and Proprietary Rights thereto during his Employment Term and for a period of three (3) years immediately thereafter; and (ii) any of Company’ Trade Secrets and Proprietary Rights thereto at any time during which such information shall constitute a Trade Secret (whether before, during or after termination of the Employment Term).

(c) Exception to Confidentiality Obligation. The confidentiality obligations hereunder shall not apply to information that can be demonstrated by Executive to:

(vi) have been developed independently by or known to Executive prior to his first having become employed with Company, whether or not under this Agreement, and not otherwise assigned, transferred or otherwise conveyed to Company under this Agreement or any other agreement;

(vii) not have been acquired, directly or indirectly, by Executive from the Company or from a third party under an obligation of confidence and limited use;

(viii) have been rightfully received by Executive in accordance with this Agreement after disclosure to Company from a third party who did not require Executive to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the Company under a continuing obligation of confidence;

(ix) have been in the public domain as of the date of this Agreement, or comes into the public domain during the term of this Agreement through no fault of Executive; or

(x) to be required to be disclosed by a governmental or other regulatory body or by action of law.

(e) Limitation on Solicitation of Customers and Personnel. During the Employment Term and for a period of two (2) years immediately thereafter, Executive shall not, directly or indirectly, alone or in conjunction with any other Person, (i) solicit any actual or actively sought prospective client or customer of Company with whom or which Executive had material contact during the Employment Term or with respect to whom or which Executive was provided Confidential Information by Company during the Employment Term (an “Company Customer”) for the purpose of providing such Company Customer products or services that are substantially similar to or competitive with the Restricted Business, (ii) solicit any employee, other personnel or independent contractor of Company (a “Protected Person”) for the purpose of encouraging such Protected Person to sever an employment, contractual or other relationship with Company or (iii) hire or otherwise retain a Protected Person to perform services of a nature substantially similar to that which such Protected Person performed for Company within a one (1) year period prior to any such hiring or engagement.

(f) Refrain from Competitive Activities. During the Employment Term and for a period terminating two years after termination of employment, Executive, without Company’s prior written permission, shall not for any reason whatsoever, (i) enter into the employment of or render or perform any services, directly or indirectly, to any individual or other person, firm or corporation engaged in the Restricted Business; or (ii) engage, directly or indirectly, in the Restricted Business, whether as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

10. Assignment of Company Products.

(a) Company owns and shall own and Executive hereby agrees to assign and assigns to Company any and all Company Products, to the fullest extent allowable by law, and Executive shall promptly disclose such Company Property to Company. If Executive uses or discloses its own or any third party’s confidential information or Intellectual Property when acting within the scope of its employment or engagement or otherwise on behalf of Company, Company will have and Executive hereby grants Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and Intellectual Property rights.

(b) Executive further acknowledges that all original works of authorship that are made by him (solely or jointly with others) during the term of Executive’s employment or engagement with Company and that are within the scope of is employment or engagement and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).

(c) To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action with respect to such Moral Rights by or authorized by Company and specifically grants to Company the right to alter such Company Products. Executive will confirm any such waivers and consents from time to time as requested by Company.

11. Enforcement of Proprietary Rights.

(a) Executive will assist Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Products in any and all countries. To that end, Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify, and deliver assignments of such Proprietary Rights to Company or its designee. Executive’s obligation to assist Company with respect to Proprietary Rights relating to such Company Products in any and all countries shall continue beyond the termination of Executive’s employment or engagement, but Company shall compensate Executive at a reasonable rate after termination of its employment or engagement for the time actually spent by Executive at Company’s request on such assistance.

(b) In the event Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, coupled with an interest, to act for and on its behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

12. No Conflicting Obligation. Executive represents that its performance of all the terms of this Agreement and as an employee or consultant of Company does not and will not breach any agreement between it and any other employer, person or entity. Executive has not entered into, and it agrees it will not enter into, any agreement either written or oral in conflict herewith. Executive shall, during the term of its employment or engagement, diligently promote the interests of Company. Executive shall serve Company to the best of its ability, faithfully, honestly, diligently and efficiently.

13. Return of Company Documents. When Executive’s employment with or engagement by Company ceases for any reason (or no reason), Executive will promptly deliver to Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material (and regardless of whether any of the foregoing is kept in physical or electronic form) containing or disclosing any Confidential Information and Trade Secrets, including, without limitation, Company Products and Proprietary Rights relating thereto of Company. Executive further agrees that any property situated on Company’ premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

14. Acknowledgment. Executive acknowledges and agrees that the covenants set forth in this Agreement are reasonable given Company’ need to protect its Trade Secrets and Confidential Information, particularly given the complexity and competitive nature of the technology industry, and that Executive has sufficient resources to find alternative, commensurate employment in his respective fields of expertise that would not violate this Agreement.

15. Remedies; Damages, Injunctions and Specific Performance. It is expressly understood and agreed that the covenants, agreements and services to be rendered and performed by Executive under this Agreement shall survive any termination or expiration of this Agreement, whether voluntary or involuntary, with or without cause, and are special, unique, and of an extraordinary character. In the event of any default, breach or threatened breach by Executive of this Agreement, Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity, including, without limitation: (a) damages for any breach of this Agreement; (b) an order for the specific performance hereof by Executive; or (c) an order enjoining Executive from breaching such provisions, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

16. Tolling. Executive hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Executive is not enjoined (either temporarily or permanently) from breaching any of the restraints set forth in this Agreement, then if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

10. Ancillary Agreement. This Agreement shall be construed as an agreement ancillary to that certain Employment Agreement entered into of even date herewith and by and among Company, and Executive (to which this Agreement is attached as Exhibit A (the “Employment Agreement”), and the existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of this Agreement.

11. Binding Effect and Assignability. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any affiliate, successor or assign of or to the business of Company. Neither this Agreement nor any rights or obligations of Executive shall be transferable or assignable by Executive without Company’s prior written consent, and any attempted transfer or assignment hereof by Executive not in accordance herewith shall be null and void.

12. Severability. All Sections, subsections, paragraphs, terms and provisions of this Agreement are severable, and the unenforceability or invalidity of any of the terms, provisions, Sections, subsections or paragraphs of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, Sections, subsections or paragraphs of this Agreement, but such remaining terms, provisions, Sections, subsections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties.

13. Captions and Counterparts. The Section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.
14. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served or if telecopied (if telecopied on a business day and during business hours at the place of receipt and if receipt is confirmed) or three (3) days after mailed if mailed by reputable international overnight delivery service, postage prepaid and in any event addressed to the address set forth in the signature clause to this Agreement or to such other address as shall be designated by written notice issued pursuant hereto.

15. Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

16. Waiver. The waiver by any party to this Agreement of a default or breach of any Section, subsection or provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent default or breach of the same or of a different Section, subsection or provision by any party hereto.

17. Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING EMPLOYMENT AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR MATTERS RELATED HERETO.

18. Entire Agreement. This Agreement, together with the Employment Agreement to which this Agreement is attached as Exhibit A and entered into between the Company, and Executive, contains the complete agreement concerning the employment arrangement between Company and Executive as of the date hereof.

19. Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.